Exhibit 99.1

SouthWest Water Company Reports Financials of Recently Purchased Alabama Wastewater System

LOS ANGELES--(BUSINESS WIRE)--SouthWest Water Company (NASDAQ:SWWC) today reported unaudited and pro forma financial information reflecting the Riverview wastewater system purchased earlier this year.

As previously reported, on January 31, 2008 the company completed an acquisition of the assets of a wastewater collection system and related wastewater treatment plant that services more than 12,000 residents in Birmingham, Alabama for $23.3 million (including $0.8 million in related acquisition costs). The company is required to file an amendment to its Current Report on Form 8-K, filed on February 6, 2008, to provide audited historical financial statements for the Riverview system and unaudited pro forma consolidated financial information reflecting the acquisition. The requirement is caused by the material positive impact the acquisition will likely have on the company’s results of operations.

The Riverview system was a small component of a municipal water and wastewater utility representing approximately 5.0% of that utility’s consolidated utility plant and 4.5% of its consolidated revenues. The system was built in 1986/87 and underwent significant expansion from 1990 to 1997. The system has never been operated as a stand-alone business and separate accounting records have never been maintained. The municipal utility archives its historical accounting records in accordance with Alabama state law which permits the destruction of transactional records after seven years.

As a result of the forgoing circumstances, audited financial statements for the Riverview system could not be prepared and the company was unable to timely file the amendment with the Securities and Exchange Commission (SEC).

“The Riverview system was an excellent acquisition that was immediately accretive to our results," commented Mark A. Swatek, chief executive officer and chairman of SouthWest Water. "The different rules associated with public utility reporting and SEC reporting can make transferring public assets into private hands challenging. We are working through these issues in an expeditious manner and expect to be SEC compliant shortly.”

The company has been in contact with the SEC and plans to file the required Form 8-K with alternate audited financial information in the near future. In the interim, the company has elected to disclose the following unaudited and pro forma financial information.

UNAUDITED FINANCIAL INFORMATION OF BUSINESS ACQUIRED

Statement of Revenues and Direct Expenses	Year Ended
(unaudited and in thousands)	December 31,
	2007	2006
Operating revenues	$5,174	$4,477

Specifically identifiable direct operating expenses:
Electrical power	388	344
Labor	335	328
Maintenance materials	197	230
Other	1	2
	921	904
Allocated direct operating expenses:
Labor	806	716
Maintenance materials	167	152
Other	2	3
	975	871
Total Expenses	1,896	1,775

Net revenues and direct expenses	$3,278	$2,702

Statement of Assets Acquired and Liabilities Assumed At Fair Value

(unaudited and in thousands)	January 31,
2008
Assets Acquired at Fair Value
Utility Plant
Land	$2,557
Structures and improvements	6,016
Collection sewers - force	393
Collection sewers - gravity	12,198
Pump stations	2,166
Assets acquired	23,330
Liabilities assumed	-
Net assets acquired	$23,330

Statement of Assets Acquired and Liabilities Assumed At Historical Cost

(unaudited and in thousands)	December 31,
2007
Assets Acquired at Historical Cost
Utility plant	$38,677
Less accumulated depreciation	(12,740)
Assets acquired	25,937
Liabilities assumed	-
Net assets acquired	$25,937

UNAUDITED CONDENSED PRO FORMA CONSOLIDATED FINANCIAL DATA

Basis of Presentation

The unaudited condensed pro forma consolidated statement of operations is presented to reflect the acquisition of the Riverview system as if it had occurred on January 1, 2007. The unaudited condensed pro forma consolidated balance sheet is presented to reflect the acquisition of the Riverview system as if it had occurred on December 31, 2007.

The pro forma adjustments are based upon available information and assumptions management believes are reasonable under the circumstances. The unaudited condensed pro forma consolidated financial data and accompanying notes should be read in conjunction with our historical audited and unaudited financial statements and related notes and the audited financial information and related notes of the Riverview System. The pro forma financial data does not purport to represent what our actual results of operations or actual financial position would have been if the transaction described above in fact occurred on such date or to project our results of operations or financial position for any future period or date.

Unaudited Condensed Pro Forma Consolidated Balance Sheet December 31, 2007

(in thousands)
	SouthWest	Riverview
	Water	System
	Historical(1)	Acquired(2)	Adjustments		Pro Forma
Assets
Current Assets:
Cash and cash equivalents	$2,950	$--	$--		$2,950
Accounts receivable, net	26,005	--	--		26,005
Assets held for sale	16,013	--	--		16,013
Other current assets	16,617	--	--		16,617
Total current assets	61,585	--	--		61,585
Property, Plant and Equipment, Net:
Regulated utilities	399,146	25,937	(2,607)	(3)	422,476
Non-regulated operations	18,757	--	--		18,757
Total property, plant and equipment, net
	417,903	25,937	(2,607)		441,233
Other Assets:
Goodwill	17,349	--	--		17,349
Intangible assets	2,539	--	--		2,539
Other assets	17,033	--	--		17,033
	$516,409	$25,937	$(2,607)		$539,739
Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$14,930	$--	$--		$14,930
Liabilities related to assets held for sale
	4,297	--	--		4,297
Current portion of long-term debt	1,937	--	--		1,937
Other current liabilities	25,020	--	--		25,020
Total current liabilities	46,184	--	--		46,184
Long-Term Debt:
Revolving credit facility	51,000	--	23,330	(4)	74,330
Other long-term debt	94,353	--	--		94,353
Total long-term debt	145,353	--	23,330		168,683
Other Liabilities and Deferred Credits:
Deferred income taxes	28,102	--	--		28,102
Advances for construction	9,210	--	--		9,210
Contributions in aid of construction	115,442	--	--		115,442
Other liabilities and deferred credits	12,924	--	--		12,924
Stockholders' equity	159,194	25,937	(25,937)	(5)	159,194
	$516,409	$25,937	$(2,607)		$539,739

See accompanying notes to unaudited condensed pro forma consolidated financial data.

Unaudited Condensed Pro Forma Consolidated Statement of Operations Year Ended December 31, 2007

(In thousands)
	SouthWest	Riverview
	Water	System
	Historical(1)	Acquired(6)	Adjustments		Pro Forma
Revenues:
Utility Group	$93,370	$5,174	$--		$98,544
Services Group	123,977	--	--		123,977
Total revenues	217,347	5,174	--		222,521
Expenses:
Utility Group operating expenses
	52,765	1,896	587	(7)	55,248
Services Group operating expenses
	107,884	--	--		107,884
Selling, general and administrative expenses
	36,624	--	120	(8)	36,744
Impairment of goodwill	17,215	--	--		17,215
Total expenses	214,488	1,896	707		217,091
Operating income	2,859	3,278	(707)		5,430
Other income (expense):
Interest expense	(7,696)	--	(1,571	)(9)	(9,267)
Interest income	618	--	--		618
Other, net	(6)	--	--		(6)
Income (loss) from continuing operations before income taxes

	(4,225)	3,278	(2,278)		(3,225)
Provision for income taxes	795	--	384	(10)	1,179
Income (loss) from continuing operations
	(5,020)	3,278	(2,662)		(4,404)
Loss from discontinued operations, net of tax
	(3,026)	--	--		(3,026)
Net income (loss)	(8,046)	3,278	(2,662)		(7,430)
Preferred stock dividends	(24)	--	--		(24)
Net income (loss) applicable to common stockholders

	$(8,070)	$3,278	$(2,662)		$(7,454)
Loss per common share:
Basic:
Loss from continuing operations
	$(0.21)				$(0.18)
Loss from discontinued operations(11)
	(0.12)				(0.13)
Net loss applicable to common stockholders
	$(0.33)				$(0.31)
Diluted:
Loss from continuing operations
	$(0.21)				$(0.18)
Loss from discontinued operations(11)
	(0.12)				(0.13)
Net loss applicable to common stockholders
	$(0.33)				$(0.31)
Weighted average common shares outstanding:

Basic	24,101				24,101
Diluted	24,101				24,101

See accompanying notes to unaudited condensed pro forma consolidated financial data.

Notes To Unaudited Condensed Pro Forma Consolidated Financial Data

1) Reflects the historical financial position and results of operation of SouthWest Water Company derived from its historical audited financial statements included in its Form 10-K for year ended December 31, 2007 filed on March 31, 2008. Those audited financial statements and accompanying notes should be read in conjunction this pro forma financial data.

2) Reflects the historical cost of the Riverview System assets acquired.

3) Reflects the adjustment required to reduce the historical carrying value of the assets acquired to a $23.3 million fair value based on the total purchase price. The purchase price allocation is preliminary and may change upon completion of the final valuations of the assets acquired.

4) Reflects borrowings under the revolving credit facility to acquire the Riverview System assets.

5) Reflects elimination of the Riverview System equity upon acquisition.

6) Reflects the unaudited historical revenues and direct expenses for the Riverview System. Excludes costs for administrative functions such as accounting, billing, credit and collection, customer call centers and depreciation that were not allocated to the Riverview System by its previous owner.

7) Reflects depreciation expense based upon the fair value of the assets acquired and their remaining expected useful lives as of the acquisition date.

8) Reflects additional expenses for administrative functions we expect will be incurred for the functions that were not allocated to the Riverview System by its previous owner.

9) Reflects additional interest expense, net of a reduction in unused credit facility fees, resulting from the $23.3 million of borrowings related to the acquisition at the 6.88% incremental annual effective interest rate in effect during the year ended December 31, 2007.

10) Reflects an additional provision for income taxes resulting from the acquisition of the Riverview System at our 38.38% incremental effective tax rate for the year ended December 31. 2007. The Riverview System was not a stand-alone tax paying entity prior its acquisition therefore the adjustment reflects the incremental taxes we would have likely incurred on the pre-tax income of the Riverview System, net of the pro forma adjustments.

11) The change is attributable to rounding in the loss per common share computations.

SouthWest Water Company provides a broad range of services, including water production, treatment and distribution; wastewater collection and treatment; utility billing and collection; utility infrastructure construction management; and public works services. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people from coast to coast depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s website: www.swwc.com.

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company’s ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to changes in regulatory, political, weather, economic, business, competitive, market, environmental and other factors. More detailed information about these factors is contained in the company’s filings with the Securities and Exchange Commission, including under the caption “Risk Factors” in the company’s 2007 Annual Report on Form 10-K. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.

CONTACT:
SouthWest Water Company
DeLise Keim, (213) 929-1846
www.swwc.com
or
PondelWilkinson Inc.
Robert Jaffe, (310) 279-5969
www.pondel.com